Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made by Hurco Companies, Inc. (the “Company”) and John G. Oblazney (“Oblazney”) as of February 28, 2014 (the “Separation Date”).

Recitals

A. Oblazney has been employed with the Company pursuant to that certain Employment Agreement, dated March 15, 2012 (the “Employment Agreement”).

B. Oblazney has resigned his employment with the Company effective as of the Separation Date.

C. In recognition of Oblazney’s loyal service to the Company and in consideration of Oblazney’s release and waiver of any and all claims Oblazney may have against the Company Released Parties (as defined in Section 4 below) and his compliance with the other covenants of this Agreement, the Company is willing to provide certain special post-employment compensation to Oblazney in accordance with the terms of this Agreement. In exchange for certain special post-employment compensation as described in this Agreement, Oblazney is willing to waive, and to release the Company Released Parties from, any and all rights or claims that Oblazney may have and to abide by the covenants and provisions contained in this Agreement.

Agreement

In consideration of the covenants and promises hereby provided, the actions taken pursuant thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Oblazney agree as follows:

1. Separation of Employment. Oblazney and the Company agree that Oblazney has resigned his employment with the Company effective on the Separation Date. Oblazney hereby resigns, effective as of the Separation Date, from his position as Chief Financial Officer, Vice President, Secretary and Treasurer of the Company and also resigns from all other positions (whether as an employee, officer, director, manager, agent, representative or otherwise) he holds with the Company or each of its subsidiaries or other affiliates. The Company will pay Oblazney his earned but unpaid salary through the Separation Date and any accrued but unused vacation time as of the Separation Date (such earned but unpaid salary and accrued but unused vacation time being collectively referred to as the “Final Wages”). The Company will pay Oblazney the Final Wages on or before the Company’s next regular payroll date after the Separation Date. Oblazney acknowledges that, except for the Final Wages, the Company has paid Oblazney all wages and other compensation to which Oblazney is entitled in connection with Oblazney’s employment with the Company and that, except as provided in this Agreement, Oblazney is not entitled to any additional compensation, including, without limitation, salary, wages, vacation or bonuses, from the Company. The Company’s obligation to pay Oblazney the Final Wages is not contingent on Oblazney entering into this Agreement or this Agreement becoming effective, and the Company will pay Oblazney the Final Wages regardless of whether Oblazney enters into this Agreement or this Agreement becomes effective.

2. Special Post-Employment Compensation. Contingent on this Agreement becoming effective (as set forth in Section 5 below), the Company agrees to provide Oblazney with the following post-employment compensation (which Oblazney acknowledges that he is not entitled to receive unless he enters into this Agreement): The Company will pay Oblazney the gross sum of Three Hundred Fifty Thousand Dollars ($350,000.00), payable in a single payment, less all applicable payroll tax withholdings, within ten (10) days after this Agreement becomes effective (as set forth in Section 5 below).

3. Termination of Employee Benefits. Except for any applicable COBRA rights or as otherwise may be expressly provided in any applicable employee benefit plans, Oblazney’s eligibility to participate in, and/or Oblazney’s receipt of, all employee benefits terminated as of the Separation Date.

4. General Release of Claims. To the fullest extent permitted by applicable laws, Oblazney hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company, all of its subsidiaries, affiliates, successors and assigns, and all of its and their current and/or former employees, officers, members, managers, shareholders, owners, directors, trustees, representatives, agents, insurers, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”) from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Oblazney signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with the Employment Agreement, Oblazney’s employment with the Company, the separation of Oblazney’s employment with the Company, and/or any acts, omissions or events occurring on or before the date Oblazney signs this Agreement. Without limiting the generality of the foregoing, Oblazney acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims Oblazney has or may have against the Company Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims or other theories of recovery as of the date Oblazney signs this Agreement; provided, however, Oblazney and the Company acknowledge and agree that the foregoing release/covenant not to sue does not release or affect (a) any rights Oblazney may have with respect to any vested benefits under any employer benefit plans or programs of the Company, including without limitation under either the Hurco Companies, Inc. 1997 Equity Incentive Plan and the Hurco Companies, Inc. 2008 Equity Incentive Plan; (b) any of Oblazney’s rights under this Agreement, (c) any claims for reimbursement of business expenses incurred prior to the Separation Date or (d) any rights or claims that may arise after the date Oblazney signs this Agreement. Oblazney has been advised by the Company that this Agreement does not prohibit Oblazney from filing an administrative charge of discrimination with a governmental agency such as the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with any of the Company Released Parties; provided, however, Oblazney waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge. Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Oblazney’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Oblazney signs this Agreement, Oblazney hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

5. Age Act Advisements. Oblazney acknowledges: (a) the Company has advised Oblazney that by entering into this Agreement, Oblazney is waiving and releasing all claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the date Oblazney signs this Agreement; (b) the Company has advised Oblazney to consult with an attorney prior to signing this Agreement; (c) the Company has advised Oblazney that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company; (d) the Company has advised Oblazney that for a period of seven (7) days following Oblazney’s signing of this Agreement, Oblazney may revoke this Agreement by written notice to the Company; and (e) this Agreement will not become binding and enforceable until the seven-day revocation period has expired without Oblazney having exercised his right of revocation.

6. No Actions Commenced. Oblazney represents and warrants that, as of the date of signing this Agreement: (a) Oblazney has not filed or submitted any complaint, charge or action of any kind in any forum, judicial, administrative or otherwise, against any of the Company Released Parties; (b) Oblazney has no charges or complaints pending against any of the Company Released Parties with the EEOC or any other federal, state or local governmental agency; and (c) Oblazney is not aware of any undisclosed or unresolved corporate or regulatory compliance issues involving the Company arising under any federal, state or local law.

7. Cooperation and Transition Assistance. Oblazney agrees, that for the period beginning on the Separation Date and ending November 30, 2014, he will cooperate with the Company in the transition of knowledge he may have as of the Separation Date respecting or related to the Company and its subsidiaries by making himself reasonably available, upon reasonable advance request, to answer questions or otherwise provide information known to him, all without any additional remuneration; provided, however, the foregoing cooperation obligation shall not preclude Oblazney from obtaining other employment or in any way interfere unreasonably with any such other employment. Oblazney further agrees and covenants that if the Company desires Oblazney to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company (or any of its subsidiaries or other affiliates), Oblazney will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. The Company agrees to reimburse Oblazney for all necessary and reasonable out-of-pocket expenses Oblazney incurs in connection with such matters. Should Oblazney be served with a subpoena or other legal process in any proceeding relating to the Company (or any of its subsidiaries or other affiliates), Oblazney agrees: (a) to inform the Company immediately of such subpoena or legal process; (b) to cooperate with the Company and its attorneys in preparing for any hearings, depositions or other formal process by which evidence is taken or received; and (c) to provide truthful evidence in response to questions that are within the scope of proper discovery. Oblazney further agrees to comply with any reasonable, lawful directions by the Company’s attorneys should any litigation relating to the Company (or any of its subsidiaries or other affiliates) involve Oblazney as a witness.

8. Return of Company Property. Oblazney represents and covenants (a) that he has returned, or will immediately return, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other Company property in his possession or custody or under his control, and (b) that he will not retain copies of any the Company’s files, documents or other property.

9. No Severance Plan or Other Benefits. Oblazney acknowledges and agrees that, except as expressly provided in this Agreement, Oblazney is not entitled to any severance payments or compensation or other benefits under any other plan or program that may be maintained by the Company, and Oblazney hereby waives any and all rights he may have under any such plans or programs.

10. No Admission. This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

11. Successors. The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of and may be enforced by the Company and its successors and assigns, including, without limitation, by asset assignment, merger consolidation or other corporate reorganization. Oblazney shall not have the right to assign this Agreement.

12. Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed in this Agreement except for the provisions of the Employment Agreement relating to the post-employment obligations of Oblazney, including, without limitation, Section 8 (Non-Disclosure of Confidential Information), Section 9 (Restrictive Covenants), Section 10 (Company Property), Section 11 (Remedies) and all related procedural provisions, all of which sections and provisions shall remain in effect. Oblazney acknowledges that he does not have any continuing rights or claims under the Employment Agreement. Oblazney acknowledges that he is not relying on any representations, statements, promises or inducements, whether oral or written, made by the Company or its representatives except those expressly stated in this Agreement. This Agreement may not be amended, supplemented, or modified except by a written agreement signed by both Oblazney and a duly authorized officer of the Company.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without application of its conflict of law rules. The Company and Oblazney agree that any legal action arising out of or relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby submit to the personal jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

14. Severability. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or invalidity of the remainder of the Agreement. Should any covenant or provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable or invalid for any reason, such covenant or provision shall be enforced to the maximum extent permitted by applicable law.

15. Construction. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement. This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

16. Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. Signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

17. Acknowledgment. Oblazney acknowledges that he has read this Agreement, that he has had ample time to consider this Agreement, that he has had the opportunity to consult with his own attorney concerning this Agreement, and that he is knowingly and voluntarily entering into this Agreement, intending to be legally bound.

IN WITNESS WHEREOF, the Company and Oblazney have executed this Agreement on the dates indicated below, intending it to become effective as set forth above.

OBLAZNEY	COMPANY

HURCO COMPANIES, INC.

/s/ John G. Oblazney	By: /s/ Michael Doar
John G. Oblazney	Michael Doar
Chairman and CEO
Date: February 28, 2014	Date: February 28, 2014

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